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As Filed with the Securities and Exchange Commission on May 21, 2008

Registration No. 333-147797

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 6
on
FORM S-4
TO
FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Vantage Drilling Company

(Exact name of Registrant as specified in its charter)

Cayman Islands	1381	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Maples Corporate Services Limited
PO Box 309, Ugland House
Grand Cayman KY1-1104, Cayman Islands
(345) 949-8066
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Ellenoff Grossman & Schole LLP
370 Lexington Avenue
New York, New York 10017
(212) 370-1300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
Douglas S. Ellenoff, Esq.
Ellenoff Grossman & Schole LLP
370 Lexington Avenue
New York, New York 10017

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Share Purchase Agreement and the Agreement and Plan of Merger are satisfied or waived.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Units, each consisting of one Ordinary Share, $.001 par value, and one Warrant(8)	36,125,000	$8.60(2)	$310,675,000	$12,210

Ordinary Shares included as part of the Units	36,125,000	—	—	—(3)

Ordinary Shares(9)	7,500,000	$7.59(4)	$56,925,000	$2,238

Warrants included as part of the Units(5)	36,125,000	—	—	—(3)

Warrants(5)(10)	3,000,000	$1.21(6)	$3,630,000	$143

Ordinary Shares underlying the Warrants included in the Units	36,125,000	$6.00(7)	$216,750,000	$8,519

Ordinary Shares underlying the Warrants	3,000,000	$6.00(7)	$18,000,000	$708

Total	158,000,000	—	$605,980,000	$23,818*

(1)
There is no present market for the securities of Vantage Drilling.

(2)
Estimated pursuant to Rule 457(c) solely for the purpose of computing the amount of the registration fee, and based on the average of the high and low prices of Vantage Energy Services' units on the American Stock Exchange.

(3)
No fee pursuant to Rule 457(g).

(4)
Estimated pursuant to Rule 457(c) solely for the purpose of computing the amount of the registration fee, and based on the average of the high and low prices of Vantage Energy Services' common stock on the American Stock Exchange.

(5)
Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued as a result of the anti-dilution provisions contained in the warrants.

(6)
Estimated pursuant to Rule 457(c) solely for the purpose of computing the amount of the registration fee, and based on the average of the high and low prices of Vantage Energy Services' warrants on the American Stock Exchange.

(7)
Calculated pursuant to Rule 457(g) based on the exercise price of the warrants.

(8)
Includes (i) 34,500,000 units to be issued to the stockholders of Vantage Energy Services that purchased units in Vantage Energy Services' initial public offering; (ii) 1,250,000 units to be issued to the representative of the underwriters in Vantage Energy Services' initial public offering; and (iii) 375,000 units to be issued to the founding stockholders of Vantage Energy Services, which were owned prior its initial public offering. Each unit consists of one ordinary share, $.001 par value, and one warrant. Pursuant to the Merger Agreement, a transitory merger subsidiary of Vantage Drilling will merge with and into Vantage Energy Services with Vantage Energy Services as the surviving corporation.

(9)
Represents the 7,500,000 ordinary shares to be issued to the founding stockholders of Vantage Energy Services in exchange for the shares of common stock of Vantage Energy Services owned by them prior to its initial public offering.

(10)
Represents the 3,000,000 warrants to be issued to the founding stockholders of Vantage Energy Services in exchange for warrants to acquire shares of common stock of Vantage Energy Services owned by them prior to its initial public offering.

*
Fee previously paid.

 EXPLANATORY NOTE

        This Amendment No. 6 to the Registration Statement on Form S-4 of Vantage Drilling Company ("Amendment No 6") does not relate to the contents of the joint proxy statement/preliminary prospectus contained in our Registration Statement on Form S-4, which is not amended hereby. Accordingly, Amendment No. 6 does not include a copy of our joint proxy statement/preliminary prospectus. This Amendment No. 6 is being filed for the sole purpose of submitting the revised Opinion of Maples and Calder as Exhibit 5.1 (and the related Consent of Maples and Calder, included therein, as Exhibit 23.3).

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Cayman Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own actual fraud or wilful default.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

        The limitation of liability and indemnification provisions in our memorandum and articles of association may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Item 21.    Exhibits and Financial Statement Schedules.

Exhibit Number	Description
1.1	Share Purchase Agreement by and among Vantage Energy Services, Inc., F3 Capital and Offshore Group Investment Limited.*
1.2	Amendment No. 1 to Share Purchase Agreement by and among Vantage Drilling Company, Vantage Energy Services, Inc., F3 Capital and Offshore Group Investment Limited.*
1.3	Agreement and Plan of Merger by and among Vantage Drilling Company, a transitory U.S. merger subsidiary of Vantage Drilling Company and Vantage Energy Services, Inc.*
3.1	Certificate of Incorporation†
3.2	Memorandum and Articles of Association†
4.1	Specimen Unit certificate†
4.2	Specimen Ordinary Share certificate†
4.3	Specimen Warrant certificate†
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant†
5.1	Opinion of Maples and Calder
5.2	Opinion of Porter & Hedges, LLP†
8.1	Opinion of Ellenoff Grossman & Schole LLP†
10.1	Novation Agreement for Rig Construction Contract (P2017)*
10.2	Novation Agreement for Rig Construction Contract (P2018)*
10.3	Novation Agreement for Rig Construction Contract (P2020)*
10.4	Novation Agreement for Rig Construction Contract (P2021)*
10.5	Rig Construction Contract (P2017)*
10.6	Rig Construction Contract (P2018)*
10.7	Rig Construction Contract (P2020)*

10.8	Rig Construction Contract (P2021)*
10.9	Agreement for the Purchase of One Deepwater Drillship.*
10.10	Form of Securities Escrow Agreement among the Registrant, Continental Stock Transfer & Trust Company and the Founding Stockholders†
10.11	Form of Registration Rights Agreement among the Registrant and the Founding Stockholders†
10.12	Form of Registration Rights Agreement between the Registrant and F3 Capital†
10.13	Employment and Non-Competition Agreement between Douglas Halkett and Vantage Energy Services, Inc.**
23.1	Consent of Ellenoff Grossman & Schole LLP†
23.2	Consent of UHY LLP†
23.3	Consent of Maples and Calder (included in Exhibit 5.1)
23.4	Consent of Porter & Hedges, LLP†

*
Attached as an Annex to the joint proxy statement of Vantage Energy Services, Inc. and prospectus for units of Vantage Drilling Company.

**
Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K/A filed May 14, 2008 by Vantage Energy Services, Inc.

†
Previously filed.

Item 22.    Undertakings

        A.    The Company hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (6)   The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        B.    The Company hereby undertakes:

          (1)   that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2)   that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        D.    The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        E.    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 21st day of May, 2008.

VANTAGE DRILLING COMPANY
By:	/s/ PAUL A. BRAGG
	Name:	Paul A. Bragg
	Title:	Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons on May 21, 2008 in the capacities indicated.

Signature	Title

/s/ PAUL A. BRAGG Paul A. Bragg	Chief Executive Officer, Director (Principal Executive Officer)
/s/ DOUGLAS G. SMITH Douglas G. Smith	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

Exhibit Index

Exhibit Number	Description
1.1	Share Purchase Agreement by and among Vantage Energy Services, Inc., F3 Capital and Offshore Group Investment Limited.*
1.2	Amendment No. 1 to Share Purchase Agreement by and among Vantage Drilling Company, Vantage Energy Services, Inc., F3 Capital and Offshore Group Investment Limited.*
1.3	Agreement and Plan of Merger by and among Vantage Drilling Company, a transitory U.S. merger subsidiary of Vantage Drilling Company and Vantage Energy Services, Inc.*
3.1	Certificate of Incorporation†
3.2	Memorandum and Articles of Association†
4.1	Specimen Unit certificate†
4.2	Specimen Ordinary Share certificate†
4.3	Specimen Warrant certificate†
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant†
5.1	Opinion of Maples and Calder
5.2	Opinion of Porter & Hedges, LLP†
8.1	Opinion of Ellenoff Grossman & Schole LLP†
10.1	Novation Agreement for Rig Construction Contract (P2017)*
10.2	Novation Agreement for Rig Construction Contract (P2018)*
10.3	Novation Agreement for Rig Construction Contract (P2020)*
10.4	Novation Agreement for Rig Construction Contract (P2021)*
10.5	Rig Construction Contract (P2017)*
10.6	Rig Construction Contract (P2018)*
10.7	Rig Construction Contract (P2020)*
10.8	Rig Construction Contract (P2021)*
10.9	Agreement for the Purchase of One Deepwater Drillship.*
10.10	Form of Securities Escrow Agreement among the Registrant, Continental Stock Transfer & Trust Company and the Founding Stockholders†
10.11	Form of Registration Rights Agreement among the Registrant and the Founding Stockholders†
10.12	Form of Registration Rights Agreement between the Registrant and F3 Capital†
10.13	Employment and Non-Competition Agreement between Douglas Halkett and Vantage Energy Services, Inc.**
23.1	Consent of Ellenoff Grossman & Schole LLP†
23.2	Consent of UHY LLP†
23.3	Consent of Maples and Calder (included in Exhibit 5.1)
23.4	Consent of Porter & Hedges, LLP†

*
Attached as an Annex to the joint proxy statement of Vantage Energy Services, Inc. and prospectus for units of Vantage Drilling Company.

**
Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K/A filed May 14, 2008 by Vantage Energy Services, Inc.

†
Previously filed.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 20. Indemnification of Directors and Officers.
  Item 21. Exhibits and Financial Statement Schedules.
  Item 22. Undertakings
SIGNATURES
Exhibit Index